                                Exhibit (a)(1)
                                --------------

                               OFFER TO PURCHASE

                               NETPLIANCE, INC.

                     Offer to Purchase Outstanding Options
                    With an Exercise Price of $1.00 or More
               In Exchange for Shares of Netpliance Common Stock
         ____________________________________________________________

                    The Offer and Withdrawal Rights Expire
         At 5:00 P.M., Austin, Texas Time, on Wednesday, May 2, 2001,
                         Unless the Offer is Extended.
         ____________________________________________________________

     Netpliance, Inc., a Delaware corporation, hereby offers to purchase all outstanding options to purchase shares of our common stock, $0.01 par value per share, that were issued to our continuing employees and non-employee directors under the Netpliance, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Plan (the "plan"), that have an exercise price of $1.00 per share or more (the "options"). Employees who have been notified that their service with us will be terminated prior to the end of 2001 are not eligible to participate in this offer. The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of the plan. As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock agreement between each tendering optionholder and us. The number of shares of restricted stock that each optionholder will receive has been calculated as described below, and the shares of restricted stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this amount payable to optionholders as the "purchase price." See Section 5. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as this "offer."

     WE WILL NOT BE OBLIGATED TO PURCHASE ANY OPTIONS IF OPTIONHOLDERS AS A GROUP TENDER OPTIONS TO PURCHASE LESS THAN 1,500,000 SHARES OF OUR COMMON STOCK. HOWEVER, WE MAY CHOOSE TO PURCHASE OPTIONS TO PURCHASE LESS THAN 1,500,000 SHARES IF LESS ARE TENDERED. THIS OFFER IS ALSO SUBJECT TO OTHER CONDITIONS.

     All options properly tendered and not thereafter validly withdrawn will be purchased at the applicable purchase price, subject to the terms and conditions of this offer. You may tender all or any portion of your options. However, you are not required to tender any of your options.

     The restricted stock issued in exchange for tendered options will be issued under the plan. Regardless of the current vesting schedule of your options, the restricted stock you receive will vest in three equal annual installments beginning one year after May 1, 2001, assuming you meet the requirements for vesting specified in the restricted stock agreement. As a result, you may receive restricted stock with a new vesting schedule in exchange for options that have already vested. See Section 8.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. WE

HAVE BEEN ADVISED THAT MOST OF OUR NON-EMPLOYEE DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING A MAJORITY OF THOSE THAT ARE DIRECTORS, INTEND TO TENDER THEIR OPTIONS PURSUANT TO THIS OFFER.

     Our common stock has been quoted on the Nasdaq National Market under the symbol "NPLI" since our initial public offering on March 17, 2000. On March 30, 2001, the closing sale price per share of our common stock was $0.4375. We urge you to obtain current market quotations for our common stock.

     You should direct questions or requests for assistance, or for additional copies of this offer to purchase or the letter of transmittal, to James E. Cahill, Vice President and General Counsel, Netpliance, Inc., 7501B N. Capital of Texas Highway, Austin, Texas 78731, (512) 681-8300.

April 4, 2001

                             IMPORTANT INFORMATION

     Any optionholder desiring to tender his or her options for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions therein, and mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options, to us at our address set forth on the back cover of this offer to purchase.

     This offer is not being made to, nor will any tender of options be accepted from, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary for us to make this offer in compliance with the laws of such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                              SUMMARY TERM SHEET

     This summary highlights material information contained in this offer to purchase. To understand this offer fully and for a more complete description of the terms and conditions of this offer, you should read the entire offer to purchase and related letter of transmittal carefully. In this summary, we have included page references parenthetically to direct you to a more complete description of the topics in the body of this offer to purchase.

What securities are we offering to purchase?

     We are offering to purchase all outstanding stock options under the Netpliance, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Plan (the "plan") that were issued to our continuing employee and non-employee directors with an exercise price of $1.00 or more. (See Page 11)

What are the conditions to this offer?

     We are not obligated to purchase any options if optionholders as a group tender options to purchase less than 1,500,000 shares of our common stock ("option shares"). However, we may choose to purchase options to purchase less than 1,500,000 option shares if less are tendered. (See Page 11) This offer is subject to a number of other conditions. (See Page 14)

How much will we pay you for your options?

     We will pay for the options with shares of our common stock. The shares of our common stock issued to you will be "restricted stock," awarded pursuant to the terms and conditions of the plan. The shares of restricted stock you receive will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock agreement executed between you and us. You will receive one share of restricted stock for each five option shares issuable upon exercise of the options you tender. We will not issue fractional shares of restricted stock. If the total number of option shares issuable upon exercise of the options you tender are not divisible by five, you will receive the next highest whole number of shares of restricted stock. (See Page 14)

Do you have to tender all of your options?

     No, you may tender any portion of your options or none at all. If you tender less than all of your options (a "partial tender"), you must indicate in the letter of transmittal the number of option shares that are included in your tender. If we accept for purchase a partial tender of an option, we will first accept the option shares as to which the option has not vested, if any. If the options that you tender include option shares as to which the option has vested, we will first accept the option shares that have not vested, if any, and then will accept vested option shares available under that option sequentially, starting with those option shares scheduled to vest latest. (See Page 14)

When will you receive payment for your tendered options?

     Assuming the conditions to this offer are satisfied, we will exchange your tendered options for shares of restricted stock promptly following the expiration date of this offer. After the expiration date of this offer, we will forward a restricted stock agreement to you. You must then properly execute this agreement and return it to us. Upon our receipt of the executed restricted stock agreement, we will issue the restricted stock. (See Page 14)

What is the vesting schedule for the restricted stock?

     The restricted stock you receive will vest in three equal annual installments beginning one year after May 1, 2001 (we refer to May 1, 2001 as the "vesting record date"). Even if the option shares you tender are fully vested, the restricted stock you receive will be subject to vesting over the three years after the vesting record date. If there is a "change in control" (as defined in the restricted stock agreement), to the extent your restricted stock is not then fully vested, one-third of the shares of the restricted stock will immediately vest. Any remaining unvested shares after the change in control will continue to vest in one-third installments, as scheduled, on each anniversary of the vesting record date, until fully vested. (See Page 17)

Under what circumstances will you forfeit the restricted stock you receive in this tender offer?

     You will generally forfeit any portion of the restricted stock you receive in this tender offer that is not vested when your service with us terminates for any reason. If your service with us is terminated because of your dishonesty or other acts detrimental to us, or if you compete with us or solicit our employees to leave our employ during the period of your service with us or within the 18 month period after your service is terminated, you will forfeit all of your restricted stock, including the restricted stock that is vested when your service is terminated. (See Page 17)

What are the other restrictions on the restricted stock?

     The terms and conditions of the restricted stock, including the applicable restrictions, are contained in the plan and the restricted stock agreement. Generally, the restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until the stock vests. (See Page 16)

     You will not receive a stock certificate for the restricted stock until after the restricted stock has vested. Until then, the restricted stock will be held in our custody. Once the restricted stock vests, upon your request, you will receive a stock certificate for the corresponding number of shares of common stock. (See Page 17)

Are you entitled to exercise any rights of ownership of the restricted stock while the stock is subject to a restriction or similar condition?

     Yes, you will have dividend, voting and other stockholder rights with respect to any restricted stock you receive in this offer as of the date we issue the restricted stock to your account. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and all other materials distributed to our stockholders. (See Page 17)

What is the source of the common stock that will be used to pay you for your options?

     The restricted stock issued pursuant to this offer will be drawn from a pool of common stock authorized for issuance under the plan, or made available by our purchase of tendered options. All of the tendered options will be cancelled, thereby providing additional shares of common stock for issuances of restricted stock pursuant to this offer and for future awards under the plan. (See Page 16)

When does this offer expire? Can we extend this offer, and if so, how will you be notified?

     This offer expires Wednesday, May 2, at 5:00 p.m., Austin, Texas time, unless it is extended by us.

     We may extend this offer at any time but we cannot assure you that this offer will be extended or, if extended, for how long. (See Pages 11, 23)

     If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Austin, Texas time, on the next business day following the previously scheduled expiration date of this offer. (See Page 24)

How do you tender your options?

     If you decide to tender your options, you must deliver to us a properly completed and duly executed letter of transmittal, the option agreement(s) evidencing your options and any other documents required by the letter of transmittal, at the address set forth on the back cover of this offer to purchase before 5:00 p.m., Austin, Texas time, on Wednesday, May 2, 2001. (See Page 13)

During what period of time can you withdraw previously tendered options?

     You may withdraw your tendered options at any time before 5:00 p.m., Austin, Texas time, on May 2, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the expiration of this offer (as extended). In addition, unless we accept your tendered options for purchase before 12:00 midnight, Austin, Texas time, on June 1, 2001, you may withdraw your tendered options at any time after that day. To withdraw tendered options you must deliver to us a written notice of withdrawal, or facsimile thereof, prior to the expiration of the period during which you have the right to withdraw the tendered options. Once withdrawn, you may only re-tender your options by again following the tendering procedures described herein. (See Page
13)

What do we and our board of directors think of this offer?

     Neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender your options. (See Page 25)

     We have been advised that most of our non-employee directors and executive officers, including those who are directors, intend to tender their options pursuant to this offer. (See Page 21)

Will you have to pay federal income taxes if we purchase your options in this offer?

     There are no immediate tax consequences in receiving restricted stock in exchange for your options unless you make an election under Section 83(b) of the Internal Revenue Code. If you do not make a Section 83(b) election, then upon the vesting of your restricted stock you will be required to recognize income in an amount equal to the fair market value of the restricted stock that vests, determined on the date the shares vest. If you make a Section 83(b) election, you will be required to recognize taxable income at the time you receive your restricted stock in an amount equal to the fair market value of the restricted stock you receive on that date.

     In order to help you defray any related tax liability, if you make a
Section 83(b) election, we will pay you a cash bonus equal to 30% of the fair market value of the restricted stock you receive. We will pay you this bonus within ten business days after we receive your signed restricted stock agreement and a copy of your executed Section 83(b) election. You will be required to recognize additional taxable income in the amount of the bonus we pay to you. Depending on your particular circumstances, your cash bonus may be less than (and possibly substantially less than) the federal income taxes that you will owe as a result of receiving the restricted stock and the cash bonus. WE ARE NOT MAKING A

RECOMMENDATION AS TO WHETHER YOU SHOULD MAKE A SECTION 83(B) ELECTION IF YOU ELECT TO TENDER YOUR SHARES.

     We will generally be allowed a business expense deduction for the amount of any taxable income recognized by you, at the time such income is recognized by you. (See Page 22)

     You are urged to consult with your own tax adviser to determine the tax consequences of participating in this offer, whether to make a Section 83(b) election if you elect to tender your options and the procedure for making a
Section 83(b) election. (See Page 23)

Who should you contact if you have questions about this offer?

     For additional information or assistance, you may contact:

James E. Cahill
Vice President and General Counsel
Netpliance, Inc.
7501B N. Capital of Texas Highway
Austin, Texas 78731
(512) 681-8300

Why are we making this offer?

     We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $1.19 to $18.50 per share, while the closing price of our common stock on March 30, 2001, as reported on the Nasdaq National Market, was $0.4375 per share. By making this offer to purchase and instituting other forms of incentive and option plans for which our continuing employees and non-employee directors will be able to realize the intended benefits, we expect to be able to provide better performance incentives to our continuing employees and directors, and thereby maximize stockholder value. (See Page 11)

     We have virtually depleted the pool of common stock available for issuance under the plan. In fact, we have issued options to purchase 5,145,012 shares of our common stock that are contingent on the availability of shares of common stock under the plan. Therefore, we do not currently have adequate common stock available for future awards to our eligible employees, directors and consultants. By making this offer, the cancelled option shares will be returned to the pool of common stock available for issuance under the plan. Those shares will be available for the outstanding options that are contingent on the availability of shares of common stock under the plan, restricted stock to be issued in connection with this offer and future awards, without any potential dilution of our stockholders' ownership or any further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our common stock is then listed). (See Page 12)

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
Summary Term Sheet........................................................    4
Table of Contents.........................................................    8
Forward-Looking Statements................................................    9
Introduction..............................................................    9
The Offer.................................................................   11
1.   Number of Options; Expiration Date...................................   11
2.   Purpose of the Offer.................................................   11
3.   Procedures for Tendering Options.....................................   13
4.   Withdrawal Rights....................................................   13
5.   Acceptance of Tendered Options and Payment of Purchase Price.........   14
6.   Certain Conditions of the Offer......................................   14
7.   Price Range of Our Common Stock......................................   16
8.   Source and Amount of Consideration; Terms of Restricted Stock Award..   16
9.   Certain Information about Us.........................................   17
10.  Certain Financial Information........................................   18
11.  Interests of Directors and Officers; Transactions and Arrangements
     Concerning the Options...............................................   20
12.  Status of Options Acquired by Us in the Offer........................   22
13.  Certain Legal Matters; Regulatory Approval...........................   22
14.  Certain Federal Income Tax Consequences..............................   22
15.  Extension of this Offer; Termination; Amendment......................   23
16.  Fees and Expenses....................................................   24
17.  Additional Information...............................................   24
18.  Miscellaneous........................................................   25

Schedule A................................................................   26

                          FORWARD-LOOKING STATEMENTS

     This offer to purchase contains, or refers to documents that contain, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Factors Affecting Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this report. We do not intend, and undertake no obligation, to update any forward-looking statement.

                                 INTRODUCTION

     Netpliance, Inc., a Delaware corporation, hereby offers to purchase all outstanding options to purchase shares of our common stock, $0.01 par value per share, that were issued to our continuing employees and non-employee directors under the Netpliance, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Plan (the "plan"), that have an exercise price of $1.00 per share or more (the "options"). Employees who have been notified that their service with us will be terminated prior to the end of 2001 are not eligible to participate in this offer. The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of the plan. As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock agreement between each tendering optionholder and us. This offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as this "offer."

     WE WILL NOT BE OBLIGATED TO PURCHASE ANY OPTIONS IF OPTIONHOLDERS AS A GROUP TENDER OPTIONS TO PURCHASE LESS THAN 1,500,000 SHARES OF OUR COMMON STOCK. HOWEVER, WE MAY CHOOSE TO PURCHASE OPTIONS TO PURCHASE LESS THAN 1,500,000 SHARES IF LESS ARE TENDERED. THIS OFFER IS ALSO SUBJECT TO OTHER CONDITIONS.

     We are offering to purchase all of the outstanding options that were issued to our continuing employees and non-employee directors with an exercise price of $1.00 per share or more. All options properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and conditions of this offer. You may tender all of your options, any portion thereof, or none at all. You will receive one share of restricted stock for each five shares of common stock issuable upon exercise of the options ("option shares") that you tender. To tender less than all of your options, you must indicate in the letter of transmittal the number of option shares that you wish to tender. If you tender less than all of your options, you will receive a proportionate number of shares of restricted stock. See Section 5.

          The restricted stock issued in exchange for the tendered options will be issued under the plan. Regardless of the current vesting schedule of your options, the restricted stock you receive pursuant to this offer will vest in three equal annual installments beginning one year after May 1, 2001 (we refer to May 1, 2001 as the "vesting record date"), assuming you meet the requirements for vesting specified in your restricted stock agreement. As a result, you may receive restricted stock with a new vesting schedule in exchange for options that have already vested. See Section 8.

          NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. WE HAVE BEEN ADVISED THAT MOST OF OUR NON-EMPLOYEE DIRECTORS AND EXECUTIVE OFFICERS, INCLUDING A MAJORITY OF THOSE THAT ARE DIRECTORS, INTEND TO TENDER THEIR OPTIONS PURSUANT TO THIS OFFER.

          As of March 30, 2001, we have issued and outstanding options to purchase 12,878,922 shares of our common stock issued under the plan, of which options to purchase 3,673,084 shares of our common stock were issued to our continuing employees and non-employee directors with an exercise price of $1.00 per share or more. The options we are offering to purchase represent approximately 28.5% of the stock options issued and outstanding under the plan as of March 30, 2001.

          Our common stock is currently listed and principally traded on the Nasdaq National Market under the symbol "NPLI". On March 30, 2001, the closing sale price of our common stock was $0.4375 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. See Section 7.

          All options accepted by us pursuant to this offer will be cancelled and the option shares purchasable thereunder will be returned to the pool of common stock available for future issuance under the plan.

                                   THE OFFER

1.   Number of Options; Expiration Date.

     Upon the terms and subject to the conditions of this offer, we will purchase from our continuing employees and non-employee directors all options to purchase shares of our common stock that were issued with an exercise price of $1.00 or more and that are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the expiration date (as defined below) of this offer. Employees who have been notified that their service with us will be terminated prior to the end of 2001 are not eligible to participate in this offer. We will not be obligated to purchase any options if optionholders as a group tender options to purchase less than 1,500,000 shares of common stock issuable upon exercise of the options ("option shares"). However, we may choose to purchase less than 1,500,000 option shares if less than 1,500,000 option shares are tendered. This offer is subject to other terms and conditions. See
Section 6. We will accept partial tenders of any amount of options. See Section
5.

     If your options are properly tendered and accepted for purchase, you will be entitled to receive an amount payable in shares of common stock. All shares of our common stock paid to optionholders pursuant to this offer will be restricted stock, subject to the vesting schedule set forth in a new restricted stock agreement between you and us. See Section 8. You will receive one share of restricted stock for each five option shares issuable upon exercise of the options you tender. We will not issue fractional shares of restricted stock. If the total number of option shares issuable upon exercise of the options you tender are not divisible by five, you will receive the next highest whole number of shares of restricted stock. If you tender less than all of your options, you will receive a proportionate number of shares of restricted stock. See Section
5. This offer will expire at 5:00 p.m., Austin, Texas time, on Wednesday, May 2, 2001, unless we extend this offer beyond that time ("expiration date"). This offer will be extended until the expiration of ten business days after the date of publication of notice if:

(a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

(b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day after, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.

     For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Austin, Texas time.

2.   Purpose of the Offer.

     We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $1.19 to $18.50 per share, while the closing price of our common stock on March 30, 2001, as reported on the Nasdaq National Market, was $0.4375 per share. By making this offer to purchase and instituting other forms of incentive and option plans for which our continuing employees and non-employee directors will be able to realize the intended benefits, we expect to be able to provide better performance incentives to our continuing employees and non-employee directors, and thereby maximize stockholder value.

     We have virtually depleted the pool of common stock available for issuance under the plan. In fact, we have issued options to purchase 5,145,012 shares of our common stock that are contingent on the availability of shares of common stock under the plan. Therefore, we do not currently have adequate common stock available for future awards to our eligible employees, directors and consultants. By making this offer, the cancelled option shares will be returned to the pool of common stock available for issuance under the plan. Those shares will be available for the outstanding options that are contingent on the availability of shares of common stock under the plan, restricted stock to be issued in connection with this offer and future awards, without any potential dilution of our stockholders ownership or any further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our common stock is then listed).

     We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this offer to purchase, we presently have no plans or proposals that relate to or would result in:

     (a) the acquisition by any person of any of our securities or the disposition of any of our securities;

     (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

     (c)  a sale or transfer of a material amount of our assets;

     (d) any change in our present board of directors or management, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board, or to change any material terms of an employment agreement with any of our executive officers;

     (e) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (f)  any other material change in our corporate structure or business;

     (g) any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person;

     (h) a class of equity securities being delisted from a national securities exchange;

     (i) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act; or

     (j) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in this offer to purchase and to consult your own investment and tax advisers. You must make your own decision whether to tender your options for purchase.

3.   Procedures for Tendering Options.

     Proper Tender of Options. To validly tender your options pursuant to this
     ------------------------
offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, in accordance with the letter of transmittal, and any other required documentation, including the option agreement(s) evidencing your options, or a copy of each option agreement the original of which we are holding, must be received by us at our address set forth on the back cover of this offer to purchase prior to the expiration date of this offer.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, OPTION AGREEMENT(S), AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No
     ----------------------------------------------------------------------
Obligation to Give Notice of Defects.  All questions as to the validity, form,
------------------------------------
eligibility (including time of receipt) and acceptance of any tender of options will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in the appropriate form or the acceptance for payment of which may be unlawful. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to
     ---------------------------------------
the procedures described above will constitute your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS TENDERED BY YOU PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

     Lost, Stolen, Destroyed or Mutilated Option Agreements Evidencing the
     ---------------------------------------------------------------------
Tendered Options.  If the option agreement(s) evidencing the options you want to
----------------
tender has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Lost, Stolen, Destroyed or Mutilated Agreements" on the letter of transmittal, indicating the number of option shares subject to the lost, stolen, destroyed or mutilated option agreement(s). You will need to contact us to ascertain the steps that you must take to replace the option agreement(s) evidencing the options you want to tender. To avoid delay, you should immediately contact James E. Cahill, our Vice President and General Counsel, at
(512) 681-8300.

4.   Withdrawal Rights.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before 5:00 p.m., Austin, Texas time, on Wednesday, May 2, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of this offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, Austin, Texas time, on Friday, June 1, 2001, you may withdraw your tendered options at any time after that date.

     To withdraw tendered options you must deliver to us a written notice of withdrawal, or facsimile thereof, prior to the expiration of the period during which you have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of this offer unless such withdrawn options are properly re-tendered (by following the procedures described in Section 3) prior to the expiration date (or the extension thereof) of this offer.

     Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

5.   Acceptance of Tendered Options and Payment of Purchase Price.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for payment and pay for options properly tendered and not validly withdrawn. If your options are properly tendered and are accepted for payment, you will receive a new restricted stock agreement. You must properly execute and return this agreement to us. Upon our receipt of your executed restricted stock agreement, we will issue the appropriate number of shares of restricted stock.

     You will receive one share of restricted stock for each five option shares issuable upon exercise of the options you tender. We will not issue fractional shares of restricted stock. If the total number of option shares issuable upon exercise of the options you tender are not divisible by five, you will receive the next highest whole number of shares of restricted stock. We will accept partial tenders of any amount of options. To tender less than all of your options, you must indicate in the letter of transmittal the number of option shares that you wish to tender. If you tender less than all of your options, you will receive a proportionate number of shares of restricted stock.

     If we accept for purchase a partial tender of an option, we will first accept the option shares as to which the option has not vested, if any. If the number of option shares that you tender exceeds the number of option shares that have not vested under that option, we will first accept the option shares that have not vested and then will accept vested option shares available under that option sequentially, starting with those option shares scheduled to vest latest. If we accept your partial tender, we will forward to you a new option agreement evidencing your remaining options.

     For purposes of this offer, we will be deemed to have accepted for payment options that are validly tendered and not properly withdrawn when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.

6.   Certain Conditions of the Offer.

     Notwithstanding any other provision of this offer, we will not be required to accept or make any payment for any options tendered, and may terminate or amend this offer or postpone the acceptance of, or payment for, any options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 4, 2001 and prior to the time of payment for any such options (whether any options have previously been accepted for payment pursuant to this offer) any of the following events occurs (or are determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with this offer:

     (a) there is threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of this offer, the acquisition of some or all of the options, the payment by us for such options, or otherwise relates in any manner to this offer; or (ii) in our reasonable judgment, could materially adversely affect our business, condition (financial or other), income, operations or prospects, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business, or materially impair the contemplated benefits of this offer to us;

     (b) any action is threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the tendered options; (iii) materially impair the contemplated benefits of this offer to us; or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business;

     (c) there is (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);
(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock, or makes it inadvisable to proceed with this offer;
(vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or
(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on April 4, 2001;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity, or we learn that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 4,
2001); (ii) any such person, entity or group who has filed a Schedule 13D or
Schedule 13G with the Securities and Exchange Commission on or before April 4, 2001, has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or (iii) any person, entity or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or makes a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

     (e) any change occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us. The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept options for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept options for payment, in our discretion, whether or not we waive any other condition in this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.  Price Range of Our Common Stock.

     There is no established trading market for the options. Our common stock has been quoted on the Nasdaq National Market under the symbol "NPLI" since our initial public offering on March 17, 2000. Prior to that time, there was no public market for our common stock. The following table shows the high and low daily closing sale prices per share of our common stock on the Nasdaq National Market for the periods indicated.

                                                             Price Range
                                                         ---------------------
2001                                                       High       Low
-------------                                            --------   --------
First quarter.........................................   $ 0.5625   $   0.25

2000
-------------
First quarter (Beginning on March 17, 2000)...........   $22.0625   $  12.25
Second quarter........................................    16.00         4.375
Third quarter.........................................     8.625        1.50
Fourth quarter........................................     1.9375       0.34375

     On March 30, 2001, the closing sale price per share of our common stock was $0.4375. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

     On January 17, 2001, we received notice from Nasdaq that our stock price had failed to maintain the minimum bid price of at least $1.00 for 30 consecutive trading days. As a result, our common stock is subject to being delisted on April 17, 2001 unless the bid price for our common stock closes above $1.00 for ten consecutive trading days before that day or we receive a waiver of such requirement from Nasdaq. We intend to pursue discussions with the Nasdaq regarding such a waiver and secure continued listing on the Nasdaq National Market. However, we can give no assurances that we will be granted such a waiver. If we lose our Nasdaq National Market status, our common stock would trade in the over-the-counter market, which is viewed by most investors as a less desirable, and less liquid, marketplace.

8.   Source and Amount Of Consideration; Terms Of Restricted Stock Award.

     Source and Amount of Consideration. Assuming we purchase all the
     ----------------------------------
outstanding options that were issued to our continuing employees and non-employee directors with an exercise price of $1.00 per share or more pursuant to this offer, the aggregate amount of restricted stock we will issue to optionholders will be 734,630 shares. The restricted stock issued pursuant to this offer will be drawn from a pool of common stock authorized for issuance under the plan, or made available by our purchase of tendered options.

     Terms of Restricted Stock.  The restricted stock issued pursuant to this
     -------------------------
offer will be issued pursuant to the plan. Our statements concerning the plan and the restricted stock are merely summaries and do not purport to be complete. Any such statements are subject to, and are qualified in their entirety by reference to, all provisions of the plan and the restricted stock agreement between you and us. A copy of the form of the restricted stock agreement has been provided to you with this offer to purchase and the letter of transmittal. Please contact us at the address and telephone number on the back cover of this offer to purchase to receive a copy of the plan. We will promptly furnish you a copy at our expense.

     Awards of restricted stock under the plan may be granted to any of our officers, key employees, directors or consultants.

     The shares of restricted stock you receive in exchange for your tendered options that are accepted for purchase will be subject to forfeiture and other restrictions until those shares vest. These restrictions include prohibitions against sale, exchange, transfer (including, without limitation, any transfer to a nominee or agent of a grantee), assignment, pledge, hypothecation or other disposal, including by operation of law.

     Your shares of restricted stock will vest ratably in three equal annual installments commencing on May 1, 2002, the first anniversary of the vesting record date. Therefore, you may receive restricted stock with a new vesting schedule in exchange for options that have already vested. If there is a "change in control" (as defined in your restricted stock agreement), to the extent your restricted stock is not fully vested, one-third of the shares of the restricted stock will immediately vest. Any remaining unvested shares after the change in control will continue to vest in one-third installments, as scheduled, on each anniversary of the vesting record date, until fully vested.

     You will generally forfeit any portion of the restricted stock you receive in this offer that is not vested when your service with us terminates for any reason. In such case, your unvested restricted stock will expire, and will not continue to vest, immediately upon the termination of your service with us for any reason. Notwithstanding the forgoing, (i) if you are terminated for dishonesty or other acts detrimental to our interests or (ii) if you compete with us or solicit our employees to leave our employ during the period of your service with us or within the 18 month period after your service is terminated, our board of directors may, by written notice to you, immediately terminate your rights in any of your restricted stock, whether vested or unvested.

     You will not receive a stock certificate for your restricted stock until after that restricted stock vests. Until then, your shares of restricted stock will be held in our custody. Your award of restricted stock will be evidenced by the restricted stock agreement between you and us. At any time after the initial vesting date, at your request, you will receive a certificate for the number of shares of common stock that had vested as of the most recent vesting date.

     You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date we issue your restricted stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and all other materials distributed to our stockholders.

9.   Certain Information About Us.

     Since our organization in 1999, we have primarily offered consumers Internet access through devices commonly known as Internet appliances, which we also marketed and sold to our customers. Recently, however, we have changed our strategic focus and are exiting this consumer business. We are now developing a business plan to launch a hardware and software offering designed to enable broadband service providers to provide premium services over their telecommunications networks.

     We were incorporated in the State of Texas in January 1999 as Shbang! Inc. In May 1999, we changed our name to Netpliance, Inc. On March 15, 2000 the Company was reincorporated in the State of Delaware. We became publicly traded on March 17, 2000.

     We maintain executive offices at 7501B N. Capital of Texas Highway, Austin, Texas 78731 and our telephone number is (512) 681-8300. We also maintain a web site at www.netpliance.com.

10.  Certain Financial Information

     Set forth below is a selected summary of our financial information. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, a copy of which has been provided to you with this offer to purchase and the letter of transmittal.

                                                                                                              Period from
                                                                                                              January 12,
                                                                                                                 1999
                                                                                                              (Inception)
                                                                                   Year ended                   through
                                                                                  December 31,               December 31,
                                                                                      2000                       1999
                                                                                      ----                       ----

Statements of Operations Data:
Operating expenses:

   Research and development.................................................    $   4,732,750                $  1,880,864
   Stock-based compensation.................................................        5,211,790                      22,551
   General and administrative...............................................        4,121,248                   1,740,610
                                                                                -------------                ------------

Total operating expenses....................................................       14,065,788                   3,644,025
                                                                                -------------                ------------

Operating Loss..............................................................      (14,065,788)                 (3,644,025)

Interest income, net........................................................        5,928,213                     164,843
                                                                                -------------                ------------

Loss from continuing operations.............................................       (8,137,575)                 (3,479,182)

Loss from discontinued operations...........................................     (135,827,699)                (23,806,513)
                                                                                -------------                ------------

Net loss....................................................................     (143,965,274)                (27,285,695)

Effect of beneficial conversion feature of
    convertible preferred stock.............................................       42,089,262)                (16,242,121)
                                                                                -------------                ------------

Net loss applicable to common stock.........................................    $(186,054,536)               $(43,527,816)
                                                                                =============                ============
Net basic and diluted loss from continuing operations
    (net of effect of beneficial conversion feature
    of convertible preferred stock) per common share........................    $       (0.97)               $      (1.26)

Net basic and diluted loss from discontinued operations
per common share............................................................            (2.63)                      (1.53)
                                                                                -------------                ------------

Net loss per common share - basic and diluted...............................    $       (3.60)               $      (2.79)
                                                                                =============                ============

                                                                              As of December 31,         As of December 31,
                                                                                     2000                       1999
                                                                              -----------------           ----------------
Balance Sheet Data:
Working capital.............................................................    $  53,736,052                $  4,642,017
Total assets................................................................       86,320,596                  20,625,183

Stockholders' equity........................................................       71,015,090                  12,917,086

Book value per common share.................................................    $        1.17                $       0.68
                                                                                =============                ============

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

     A list of our current directors and executive officers is attached to this offer of purchase as Schedule A. As of March 30, 2001, our directors and
                     ----------
executive officers as a group (ten persons) beneficially own options to purchase an aggregate of 1,675,000 shares of our common stock, representing approximately 13.0% of the total number of option shares purchasable under options issued and outstanding as of such date. Our directors and executive officers as a group beneficially own options to purchase an aggregate of 1,390,000 shares of our common stock for an exercise price of $1.00 or more, representing approximately 37.9% of the total number of option shares purchasable under options that may be tendered pursuant to this offer. The number of option shares that may be tendered by our directors and executive officer, and the percentage of the total number of option shares purchasable under options that may be tendered pursuant to this offer represented thereby, is included on Schedule A.
                                                  ----------

     The following table sets forth, as of March 1, 2001, the beneficial ownership of each current director, each executive officer, the directors and executive officers as a group, and each stockholder known to us to own beneficially more than 5% of the our common stock. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

                                                                         Number of Shares         Percent of
                                                                         ----------------         ----------
Name and Address of Beneficial Owner (1)                                 of Common Stock          Class
---------------------------------------                                  ----------------         ----------
John F. McHale (2)                                                          17,514,095               28.9%

Michael R. Corboy (3)                                                          348,301                *

Kevin A. Denuccio (4)                                                          210,000                *

Grant A. Dove (5)                                                              120,000                *

David S. Lundeen (6)                                                           155,000                *

James M. Mansour (7)                                                         1,077,203                1.8%

Steven G. Papermaster (8)                                                    1,027,284                1.7%

Kent A. Savage (9)                                                           4,529,199                7.5%

Francis S. Webster III                                                               -                *

Paul S. Zito (10)                                                            1,406,585                2.2%

Kenneth A. Kalinoski (11)                                                    4,403,868                7.3%

Watershed Capital I, L.P.                                                    4,873,023                8.0%

All Executive Officers and Directors as a Group (10 persons)                26,435,167               43.6%

____________________________

  *  Less than 1%.

(1) The address of Watershed Capital I, L.P. is 7000 Bee Caves Road, Suite 250, Austin, Texas 78746. The address of Kenneth A. Kalinoski is 4687 Rockcliff Road, Austin, Texas 75746. The address of each other beneficial owner is c/o Netpliance, Inc., 7501B N. Capital of Texas Highway, Austin, Texas 78731.
(2) Mr. McHale beneficially owns 17,514,095 shares of Common Stock. Mr. McHale's 17,514,095 shares include: (i) 17,198,375 shares held by Mr. McHale individually; and (ii) an aggregate of 315,720 shares held in trust for the benefit of family members of Mr. McHale. More detailed Information relating to Mr. McHale's beneficial ownership of our securities may be found in his Schedule 13D filed with the Securities Exchange Commission (the "SEC") on December 22, 2000 and subsequent amendments thereto.
(3) Includes 120,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(4) Includes 120,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(5) Includes 120,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(6) Mr. Lundeen beneficially owns 155,000 shares of Common Stock. Mr. Lundeen's 125,000 shares include: (i) 35,000 shares held by Mr. Lundeen directly and
     (ii) 120,000 shares that Mr. Lundeen may acquire upon the exercise of options exercisable within the next 60 days; and exclude 4,873,023 shares held directly by Watershed Capital I, L.P. with respect to which Mr. Lundeen disclaims beneficial ownership (Mr. Lundeen is a member of the general partner of the general partner of Watershed Capital I, L.P.). More detailed information relating to Mr. Lundeen's beneficial ownership of our securities may be found in his Schedule 13D filed with the SEC on December 22, 2000 and subsequent amendments thereto.
(7) Includes 120,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(8) Includes 30,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(9) Mr. Savage beneficially owns 4,529,199 shares of Common Stock. Mr. Savage's 4,529,199 shares include: (i) 563,652 shares held by Mr. Savage individually: (ii) an aggregate of 90,000 shares held in trust for the benefit of family members of Mr. Savage; (iii) 3,725,547 shares held by Savage Interests L.P.; (iv) 150,000 shares that Mr. Savage may acquire upon the exercise of options exercisable within the next 60 days. More detailed information relating to Mr. Savage's beneficial ownership of our securities may be found in his Schedule 13D filed with the SEC on December 22, 2000 and subsequent amendments thereto.
(10) Includes 120,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.
(11) Mr. Kalinoski beneficially owns 4,403,868 shares of Common Stock, which are held by Kalinoski, LTD for the benefit of Mr. Kalinoski and family members and which include 240,000 shares held by the two minor children of Mr. Kalinoski. More detailed information relating to Mr. Kalinoski's beneficial ownership of our securities may be found in his Schedule 13D filing, dated December 22, 2000 and subsequent amendments thereto.

     Based upon our records and upon information provided to us by our directors and executive officers, except as set forth in this offer to purchase, neither we nor, to the best of our knowledge, any of our directors or executive officers have effected any transactions in the options or our common stock during the 60 days prior to March 30, 2001.

     We have been advised that most of our non-employee directors and executive officers, including a majority of those that are directors, intend to tender their options pursuant to this offer.

     Except for outstanding options to purchase common stock issued pursuant to the plan, and except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer, disposition or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, or the pledge of any of our securities).

     On December 21, 2000, our chairman and chief executive officer, John F. McHale, entered into management buyout agreements with each of Kent A. Savage, Kenneth A. Kalinoski, David S. Lundeen and Watershed Capital I, L.P. for the purpose of opening negotiations for a possible management buyout of our publicly held common stock. Together, this group beneficially owns approximately 52% of our outstanding stock as of March 30, 2001, and pursuant to these agreements
Mr. McHale could initiate or block significant matters affecting us. In January 2001, this group terminated discussions with our board of directors relating to a possible management buyout. However, given that the management buyout agreements are still in effect, it is possible that this group or a portion thereof may initiate discussions for a going private transaction with respect to us in the future. Messrs. McHale, Savage and Lundeen are members of our board of directors.

     On February 21, 2001, Mr. McHale, purchased 1,600,000 shares of our common stock from Mr. Savage, one of our directors and a former executive officer, at a price of $0.3125, the closing price per share of our common stock on the day prior to the sale. On March 3, 2001, Mr. McHale and Mr. Savage entered into a series of additional transactions. Pursuant to a stock purchase agreement, Mr. McHale agreed to purchase from Mr. Savage on September 15, 2001 a number of shares of our common stock determined by dividing $887,000.00 by the greater of (i) $0.50 per share, and
(ii) the average of the closing prices for our common stock on the five trading days prior to September 15, 2001. The purchase price for the shares to be purchased under that agreement will be paid by an offset against $887,000 previously loaned to Mr. Savage by Mr. McHale. Mr. Savage and Mr. McHale also documented that previous loan and the pledge of 1,774,000 shares of our common stock by Mr. Savage to secure that loan. On that same date, Mr. McHale also loaned Mr. Savage $500,000, which loan is secured by 4,289,199 shares of our common stock held by Mr. Savage and Savage Interests L.P. The Schedule 13D filed by the proposed buyout group on December 22, 2000, and subsequent amendments thereto, contains more detailed information relating to the transactions described in this Section.

12.  Status of Options Acquired by Us in this Offer.

     Options we acquire pursuant to this offer will be canceled and the option shares purchasable thereunder will be returned to the pool of common stock available for issuance under the plan. Such common stock will be available for the outstanding options that are contingent on the availability of shares of common stock under the plan, restricted stock to be issued in connection with this offer and future awards future awards to our eligible employees, directors and consultants without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our common stock is then listed).

13.  Certain Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of the options or the payment of shares of restricted stock as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options or the payment of the restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we would be required to delay the acceptance of or the payment for options tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under this offer are subject to certain conditions as set forth in Section 6. We are not aware of any legal proceedings threatened or pending relating to this offer.

14.  Certain Federal Income Tax Consequences.

     The following is a general summary of the material federal income tax consequences of the tendering of options pursuant to this offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THIS OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     There are no immediate tax consequences for receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. If you do not make a Section 83(b) election, upon the vesting of your restricted stock, you will be required to recognize additional income in an amount equal to the fair market value of the restricted stock that vests, determined on the date the shares vest.

     If you decide to make a Section 83(b) election, the election must be made and filed with the Internal Revenue Service within 30 days after your receipt of your restricted stock. If you make a Section 83(b) election, you will be required to recognize taxable income at the time you receive your restricted stock in an amount equal to the fair market value of the restricted stock you receive on that date. If you make a Section 83(b) election, any appreciation between transfer of the restricted stock and the lapse of the restrictions is no longer potential compensation income. Rather, it is potential capital gain if and when the stock is sold at a gain. In addition, if you make a Section 83(b) election, your holding period in the restricted stock for purposes of capital gains begins when you receive the restricted stock. If you subsequently forfeit your restricted stock, you are not entitled to a deduction for the loss.

     In order to help you defray any related tax liability, if you make a
Section 83(b) election, we will pay you a bonus equal to 30% of the fair market value of the restricted stock you receive. We will pay you this bonus within ten business days after we receive your signed restricted stock agreement and a copy of your executed Section 83(b) election. You will be required to recognize additional taxable income in the amount of the bonus we pay to you. Depending on your particular circumstances, the cash bonus may be less than (and possibly even substantially less than) the federal income taxes you will owe as a result of receiving the restricted stock and the cash bonus. WE ARE NOT MAKING A RECOMMENDATION AS TO WHETHER YOU SHOULD MAKE A SECTION 83(B) ELECTION IF YOU ELECT TO TENDER YOUR OPTIONS.

     We will likely be allowed a business expense deduction in the amount of any taxable income you recognize. Section 162(m) of the Internal Revenue Code, however, may limit our deduction in certain circumstances.

15.  Extension of this Offer; Termination; Amendment.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or shall be deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay acceptance or the payment of any options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, to terminate this offer and not accept for payment or pay for any options previously accepted for payment or paid for or, subject to applicable law, to postpone payment for options upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay payment for options that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we pay the consideration offered or return the options tendered promptly after termination or withdrawal of this offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 6 have occurred or shall be deemed by us to have occurred, to amend this offer in any respect (including, without limitation, by decreasing or increasing the consideration offered or by decreasing or increasing the number of options being sought in this offer).

     Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Austin, Texas time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of this offer, or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. The minimum period during which this offer must remain open following material changes in the terms or information (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we increase or decrease the amount of consideration being offered or increase or decrease the number of subject options being sought in this offer and, in the event of an increase in the number of options being sought exceeds 2% of the outstanding subject options, then this offer will remain open for ten business days following the notice of any such changes.

     For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Austin, Texas time.

16.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer.

17.  Additional Information

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1300, 1st Floor, Washington, D.C. 20549.

     Copies of such material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section of the Securities And Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities And Exchange Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the Nasdaq National Market, 9801 Washington Blvd., 6th Floor, Washington, DC 20549.

     We urge you to review our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 prior to making a decision on whether to tender your options. We have included a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 with this offer of purchase and the transmittal letter.

18.  Miscellaneous.

     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any such jurisdiction, we will make a good faith effort to comply with any such applicable law. If, after such good faith effort, we cannot comply, this offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

     Pursuant to Rule 13e-4 of the general rules and regulations under the Securities Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to this offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 17.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

Netpliance, Inc.
April 4, 2001

                                   Schedule A
                                   ----------

     The directors and executive officers of the company, their positions and offices as of March 30, 2001, and the number of option shares (and the percentage of total option shares) that may be tendered in this offer are set forth in the following table:

Name                                             Position                  Number of              Percentage of
----                                             --------                  ---------              -------------
                                                                         Option Shares            Option Shares
                                                                         -------------            -------------
John F. McHale                     Chairman of the Board and Chief
                                   Executive Officer                               ---                      ---

Francis S. Webster III             Chief Financial Officer and
                                   Director                                    850,000                     23.1%

Michael R. Corboy                  Director                                     90,000                      2.5%

Kevin Denuccio                     Director                                     90,000                      2.5%

Grant A. Dove                      Director                                     90,000                      2.5%

David S. Lundeen                   Director                                     90,000                      2.5%

James M. Mansour                   Director                                     90,000                      2.5%

Steven G. Papermaster              Director                                        ---                      ---

Kent A. Savage                     Director                                        ---                      ---

Paul S. Zito                       Director                                     90,000                      2.5%


The address of each director and executive officer is: Netpliance, Inc. 7501B N. Capital of Texas Highway, Austin, Texas, 78731, (512) 681-8300.

================================================================================


                               Offer To Purchase

                              Outstanding Options

                    With an Exercise Price of $1.00 or More

                                      of

                               NETPLIANCE, INC.
                              __________________



Any questions or requests for assistance or additional copies of any documents incorporated by reference into this offer to purchase may be directed to James
E. Cahill, Vice President and General Counsel, Netpliance, Inc., 7501B N. Capital of Texas Highway, Austin, Texas, 78731, (512) 681-8300.



                              __________________

                                 April 4, 2001



================================================================================

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